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                                                                     Exhibit 3.7


                               AMENDMENT TO BYLAWS
                                       OF
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.

             ADOPTED AT DECEMBER 7, 1999 BOARD OF DIRECTORS MEETING



RESOLVED, that the Amended and Restated Bylaws of the Corporation, as previously amended, be, and they hereby are, amended by deleting the first sentence of
Article IV, Section 1 and substituting in lieu thereof the following:


         The executive officers of the Corporation shall be appointed by the Board of Directors.